Exhibit 10.11

VERACYTE, INC.

AMENDMENT TO BONNIE ANDERSON EMPLOYMENT AGREEMENT

This Amendment to the Bonnie Anderson Employment Agreement (the “Amendment’’) is made as of December [22], 2008, by and between Veracyte, Inc. (formerly known as Calderome, Inc.) (the “Company”), and Bonnie Anderson (the “Executive”).

RECITALS

WHEREAS, the Company and Executive entered into that employment agreement dated February 15, 2008 (the “Agreement”).

WHEREAS, the Company and Executive desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Company and Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

1.                                      Section 3(b) of the Agreement labeled “Annual Bonus,” is hereby amended to read in its entirety as follows:

“(b)                           Annual Bonus. Beginning with the Company’s 2008 fiscal year and for each fiscal year thereafter during the Employment Term, the Executive will be eligible to receive an annual bonus (the “Bonus”) of up to twenty percent (20%) of the Executive’s Base Salary for such fiscal year based upon the achievement of certain financial or performance criteria to be mutually agreed upon by the Executive and the Board. Any Bonus paid pursuant to this Section 3(b) will be paid no later than the later of the 15th day of the third month following the end of Executive’s taxable year in which the Bonus is earned or the 15th day of the third month following the end of the Company’s taxable year in which the Bonus is earned.”

2.                                      Section 4 of the Agreement labeled “Relocation Allowance,” is hereby amended to read in its entirety as follows:

“4.                                Relocation Allowance. Executive shall be entitled to a reimbursement for all moving costs, including temporary living expenses and commuting costs incurred prior to Executive’s permanent relocation to California, with all such payments grossed up for federal and state income taxes. The aggregate amount of such reimbursement payments shall not exceed an aggregate of $100,000 plus the amount of any payments related to the tax gross-up previously described. In the event that Executive’s employment with the Company is terminated for Cause prior to the one year anniversary of the Effective Date, Executive shall pay back to the Company all such reimbursement amounts Executive received pursuant to this Section 4. Any reimbursements to be made pursuant to this Section 4 will be paid no later than the later of the 15th day of the third month following the end of Executive’s taxable year in which the expense is incurred or the 15th day of the third month following the end of the Company’s taxable year in which the expense is incurred. Any tax gross-up to be paid pursuant to this Section 4 shall be paid by the Company as soon as reasonably practicable, but in no event later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.”

3.                                      Section 7(a) of the Agreement labeled “Involuntary Termination Not for Cause,” is hereby amended to read in its entirety as follows:

“(a)                           Involuntary Termination Not for Cause. If Executive’s employment with the Company terminates other than for Cause (as defined herein), and Executive signs and does not revoke the Company’s severance and release agreement no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”), then, subject to Section 9, Executive shall be entitled to receive: (i) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to her Base Salary rate, as then in effect, for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies or in one lump sum payment at the discretion of the Company; (ii) payment of any Bonus amount earned (pro-rated to reflect the date of termination) pursuant to Section 3(b) of this Agreement; and (iii) a number of the shares of common stock subject to the RSPA (and any other outstanding stock options then held by Executive) that would have vested had Executive remained employed by the Company for six (6) months following the date of termination shall automatically vest and become exercisable.”

(i)                                     “In no event will severance payments or benefits be paid or provided until the severance and release agreement actually becomes effective and irrevocable. If the severance and release agreement does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. It is expected that all severance under this Agreement will be exempt from Section 409A (as defined below) as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-l(b)(a)(iii) of the Treasury Regulations. However, if this is not the case, then any severance payments or benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined herein) shall be paid on, or, in the case of installments, shall not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by the provisions of Section 409A. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement. If Executive should die before all of the severance amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.”

4.                                      Section 23 of the Agreement labeled “Code Section,” is hereby amended to read in its entirety as follows

“23.                         Code Section 409A.

(a)                                 Notwithstanding anything to the contrary in this Agreement, no severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) shall be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b)                               Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service shall become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)                                Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d)                               Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409 A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(e)                                  For purposes of this Agreement, “Section 409A Limit” means the lesser of 2 times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(l) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(l7) of the Internal Revenue Code for the year in which Executive’s employment is terminated.

(f)                                   The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.”

5.                                      Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

6.                                      Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

7.                                      Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

8.                                    Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

9.                                      Governing Law. This Amendment shall be governed in all respects by the internal laws of California, without regard to principles of conflicts of law.

10.                               Amendment. Any provision of this Amendment may be amended, waived or terminated by a written instrument signed by the Company and Executive.

(Signature page to follow)

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth above.

BONNIE ANDERSON	VERACYTE, INC.

/s/ Bonnie Anderson	/s/ Brian Atwood
Signature	Signature

Bonnie Anderson	Brian Atwood
Print Name	Print Name

Chairman
Print Title

(Signature page to Bonnie Anderson Employment Agreement)